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                                                                     Exhibit 4.3

                                 FIRST AMENDMENT
                                     TO THE
                                 FOURTH RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                         UNITED FIRE & CASUALTY COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

     Pursuant to the provisions of Section 490.601 and Section 490.602 of the Iowa Business Corporation Act, Code of Iowa, as amended, United Fire & Casualty Company, an Iowa corporation (the "Corporation"), does hereby adopt the following Articles of Amendment to its Fourth Restated Articles of
Incorporation:

                              ARTICLES OF AMENDMENT

      I.  The name of the corporation is UNITED FIRE & CASUALTY COMPANY.

      II. The Fourth Restated Articles of Incorporation are amended by adding the following Section A to Article V of the Fourth Restated Articles of
Incorporation:

                                  ARTICLE V(A)

                         $25 [  ]% CUMULATIVE CONVERTIBLE
               REDEEMABLE PREFERRED STOCK, SERIES A, NO PAR VALUE

     Section 1.  Number; Designation; Registered Form.

      (a) The shares of this series shall be designated as "$25 [ ]% Cumulative Convertible Redeemable Preferred Stock, Series A, no par value" (the "Preferred
Stock"). The number of shares constituting the Preferred Stock shall be        .

      (b) All shares of Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Corporation shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series, and may thereafter be reissued.

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      (c) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

     Section 2. Ranking. The Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, winding up or dissolution:

      (a) junior to Senior Stock and the Corporation's existing and future debt obligations;

      (b) on a parity with Parity Stock; and

      (c) senior to Junior Stock.

     Section 3. Dividends.

      (a) If the conditions to payment set forth in Section 3(b) below are satisfied, the Board of Directors shall declare cumulative dividends at the annual rate of [ ]% of the Liquidation Preference, to be payable on each Dividend Payment Date, as set forth below. Dividends are payable in arrears on March 15, June 15, September 15 and December 15 of each year (each, a "Dividend
Payment Date"), beginning on [       ], 2002. If any of those dates is not a
Business Day, then dividends will be payable on the next succeeding Business Day. The dividends payable on any Dividend Payment Date will accrue and are cumulative from the date the Preferred Stock is first issued. Dividends will be payable to holders of record as they appear in the Corporation's stock records at the close of business on March 1, June 1, September 1 and December 1 of each year (each, a "Dividend Payment Record Date"). Dividends payable on the shares of Preferred Stock for any period other than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      (b) To pay dividends on any Dividend Payment Date, the following conditions must be met: (A) the Corporation shall have earned profits arising from the Corporation's business, which shall not include contributed capital or contributed surplus, and dividends shall be paid only from such earned profits;
(B) the Corporation shall have funds legally available to make such payment; (C) after giving effect to the payment of the dividend, the Corporation must (i) be able to pay its debts as they become due in the usual course of business or (ii) have total assets equal to or more than the sum of the Corporation's total liabilities plus the amount needed to satisfy upon dissolution any preferential rights of stockholders who hold securities that are senior to the Preferred Stock; and (D) payment of dividends shall not, as determined by the Board of Directors, continue or cause a default under any provision of applicable law or the Articles of Incorporation, as amended, or the by-laws of the Corporation or any agreement or other instrument binding upon the Corporation or its Subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation or any of its Subsidiaries.

      (c) Nothing in this Article V(A) shall prohibit the payment of dividends on Common Stock provided the Corporation is, at the time of payment of such dividend, current in the payment of all dividends to be paid pursuant to the provisions of Section 3(a).

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     Section 4. Liquidation Preference.

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Preferred Stock shall be entitled to payment, out of the assets of the Corporation available for distribution, of an amount equal to the Liquidation Preference attributable to the shares held by such holder, plus an amount equal to all accrued and unpaid dividends on those shares to, but excluding, the date of liquidation, dissolution or winding up, before any distribution is made on any Junior Stock, including Common Stock. After payment in full of the Liquidation Preference and an amount equal to all accrued and unpaid dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference and an amount equal to all accrued and unpaid dividends, if any, to which each such holder is entitled.

         (b) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation, merger or amalgamation of the Corporation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

     Section 5. Redemption. Shares of Preferred Stock shall be redeemable as provided below.

         (a) Mandatory Redemption. On [       ], 2014, the Corporation will be
obligated, subject to having legally available funds, and only if the Corporation is not prohibited from doing so by Iowa law or contractual obligations, to redeem all Outstanding shares of Preferred Stock for cash at the Redemption Price.

         (b) Redemption at the Corporation's Option.

                  (i)  The shares of Preferred Stock shall not be redeemable at
any time prior to [      ], 2005. After such date, the Corporation will have the
option to redeem any Outstanding shares of Preferred Stock, out of funds legally available for payment on account of such redemption, at the Redemption Price upon not less than 30 nor more than 60 days' prior Notice.

                  (ii) Notwithstanding the foregoing, the Corporation may pay such Redemption Price only if the Corporation has funds legally available for such payment and the redemption is not prohibited by Iowa law or contractual restrictions that prevent the Corporation from paying the Redemption Price. In the case of any partial redemption, the Corporation will select the

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shares of Preferred Stock to be redeemed on a pro rata basis, by lot or any other method that the Corporation, in its discretion, deems fair and appropriate. However, the Corporation may, without regard to proportionality or any other factor, redeem all of the shares of Preferred Stock held by any holders of fewer than 100 shares of Preferred Stock (or all the shares of Preferred Stock held by holders who would hold fewer than 100 shares of Preferred Stock as a result of such redemption).

               (iii) If fewer than all the shares of Preferred Stock represented by any share certificate are to be so redeemed, then, for the purposes of determining the number of such shares that will remain after redemption, any shares represented thereby which were converted before termination of the conversion right with respect to such shares shall be regarded as not having formed a part of the shares elected for redemption.

               (iv) If the Corporation elects to redeem the Preferred Stock in the manner described in this Section 5(b), the Corporation shall give Notice of such redemption (the "Redemption Notice") to the holders of record of shares of Preferred Stock not fewer than 30 days nor more than 60 days before the Redemption Date provided, however, that no failure to give such Redemption Notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of the Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said Redemption Notice or except as to the holder or holders whose Redemption Notice was defective. All such Redemption Notices shall identify the Preferred Stock to be redeemed (including CUSIP number) and shall state:

                         (A) the Redemption Date;

                         (B) the Redemption Price;

                         (C) if fewer than all Outstanding shares of Preferred
Stock are to be redeemed, the identification (and, in the case of partial redemption, the certificate number, the total number of shares represented thereby and the number of such shares being redeemed on the Redemption Date) of the particular shares of Preferred Stock to be redeemed;

                         (D) that, on the Redemption Date, the Redemption Price
will become due and payable upon each such share of Preferred Stock to be redeemed and that dividends thereon will cease to accrue on and after said date;

                         (E) the conversion price, the date on which the right
to convert Preferred Stock to be redeemed will terminate and the place or places where such Preferred Stock may be surrendered for conversion; and

                         (F) the place or places where such Preferred Stock is
to be surrendered for payment of the Redemption Price.

The Redemption Notice shall be given by the Corporation or, at the Corporation's request, by the Registrar in the name and at the expense of the Corporation; provided, that if the

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Corporation so requests, it shall provide the Registrar adequate time, as reasonably determined by the Registrar, to deliver the Redemption Notice in a timely fashion.

               (v) Prior to any Redemption Date, the Corporation shall deposit with the Registrar or with a Paying Agent (or, if the Corporation is acting as its own Paying Agent, segregate and hold in trust) an amount of consideration sufficient to pay the Redemption Price of all shares of Preferred Stock which are to be redeemed on that date other than any Preferred Stock called for redemption on that date that have been converted into shares of Common Stock prior to the date of such deposit. If any shares of Preferred Stock called for redemption are converted, any consideration deposited with the Registrar or with any Paying Agent or so segregated and held in trust for the redemption of such shares of Preferred Stock shall, if then held by the Corporation, be discharged from such trust, or if held by the Registrar or any Paying Agent, be paid or delivered to the Corporation upon the written request or order of the Corporation signed in the name of the Corporation by (i) its Chairman of the Board of Directors, its President or a Vice President and (ii) its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary.

               (vi) Notice of redemption having been given as aforesaid, the Redemption Price of the Preferred Stock to be redeemed shall, on the Redemption Date, become due and payable, and from and after such date (unless the Corporation shall default in the payment of the Redemption Price), such shares of Preferred Stock shall no longer be Outstanding, dividends on such Preferred Stock shall cease to accrue, such shares shall cease to be convertible into Common Stock and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Redemption Price without interest) shall cease. Upon book-entry transfer or surrender of any certificate representing any such share of Preferred Stock for redemption in accordance with said notice, such Redemption Price shall thereupon be paid.

               (vii) If any certificate that represents more than one share of Preferred Stock, not all of which are subject to redemption, is surrendered at any office or agency of the Corporation designated for that purpose (with, if the Corporation or the Registrar so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Corporation and the Registrar duly executed by, the holder thereof or such holder's attorney duly authorized in writing), the Corporation shall execute, and the Registrar shall deliver to the holder of such shares of Preferred Stock without service charge, a new certificate or certificates, representing any number of shares of Preferred Stock, as requested by such holder, in an aggregate amount equal to the number of shares not redeemed and represented by the certificate so surrendered.

     (c) In the case of any redemption pursuant to Section 5(a) or Section 5(b):

               (i) Payment of the Redemption Price for Preferred Stock is conditioned upon book-entry transfer or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Transfer Agent at any time after delivery of the Redemption Notice. Payment of the Redemption Price for the Preferred Stock will be made

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promptly following the later of the Redemption Date and the time of book-entry transfer or physical delivery of certificates representing the Preferred Stock.

               (ii) If the Transfer Agent holds money sufficient to pay the Redemption Price of Preferred Stock on the Redemption Date in accordance with the terms of this Article V(A), then, on the Redemption Date, the Preferred Stock will cease to be Outstanding, whether or not book-entry transfer is made or certificates representing the Preferred Stock are delivered to the Transfer Agent. At such time, all rights of a holder as a holder of Preferred Stock shall terminate, other than the right to receive the Redemption Price.

          (d) If the Redemption Date falls after a Dividend Payment Record Date and before the related Dividend Payment Date, the holders of the shares of Preferred Stock at the close of business on that Dividend Payment Record Date will be entitled to receive the dividend payable on those shares on the corresponding Dividend Payment Date. However, the Redemption Price payable on such Redemption Date will not include dividends accruing on that Dividend Payment Record Date and payable on the corresponding Dividend Payment Date.

     Section 6. Voting Rights.

          (a) Holders of the Preferred Stock will not have any voting rights except as set forth below in this Section 6 or as otherwise from time to time required by law. So long as any shares of the Preferred Stock remain Outstanding, the Corporation shall not, without the consent of the holders of at least two-thirds of the shares of Preferred Stock Outstanding at the time (i) issue shares of or increase the authorized number of shares of any class or series of Senior Stock or (ii) amend the Articles of Incorporation or the provisions of this Article V(A), whether by merger, consolidation, or otherwise, if the amendment would alter or change any power, preference or special right of the Outstanding Preferred Stock so as to materially and adversely affect the holders thereof. Notwithstanding the foregoing, none of the following shall be deemed to be an amendment that alters or changes such powers, preferences or special rights of the Outstanding Preferred Stock so as to materially and adversely affect the holders of the Preferred Stock: the issuance of shares of Common Stock; any increase in the authorized number of shares of Common Stock or Preferred Stock; the authorization and issuance of other classes or series of Common Stock, Parity Stock or Junior Stock; an amendment of the Corporation's bylaws so as to change the number of directors of the Corporation, so long as the number of directors is not increased above fifteen; or any increase, decrease or change in the par value of any class or series of Capital Stock, including the Preferred Stock.

          (b) (i) If dividends on the Preferred Stock (or any Parity Stock upon which rights described in this Section 6(b)(i) have been conferred) are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive) (a "Voting Rights Triggering Event"), then the number of directors constituting the Board of Directors will be increased by two directors, and the holders of the then outstanding shares of Preferred Stock, together with the holders of Parity Stock upon which like rights have been conferred and are exercisable, voting as a single class regardless of series, shall have the right and power to elect two additional directors to serve on the Board of Directors. For so long as the Preferred Stock remains outstanding, the

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Board of Directors shall ensure that the Corporation has a number of directors sufficient to allow the holders of the Preferred Stock to exercise their rights upon a Voting Rights Triggering Event without any action required by the holders of any other Capital Stock of the Corporation.

         (ii) The voting rights set forth in Section 6(b)(i) above will continue until such time as all dividends in arrears on the Preferred Stock are paid in full, at which time the term of any directors elected pursuant to the provisions of Section 6(b)(i) above (subject to the right of holders of any other preferred stock to elect directors pursuant to the terms of the instruments governing such preferred stock) shall terminate forthwith, and the number of directors constituting the Board of Directors shall be decreased by such number until the occurrence of any subsequent Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the holders of Preferred Stock pursuant to Section 6(b)(i) hereof, or if vacancies shall exist in the offices of directors elected by such holders, a proper officer of the Corporation may, and upon the written request of the holders of record of at least 25% of the shares of Preferred Stock then outstanding addressed to the secretary of the Corporation shall, call a special meeting of the holders of Preferred Stock (and the holders of Parity Stock upon which like rights have been conferred and are exercisable) for the purpose of electing the directors which such holders of Preferred Stock and such Parity Stock are entitled to elect; provided, however, that no such special meeting shall be called if the next annual meeting of stockholders of the Corporation is to be held within 60 days after the voting power to elect directors shall have become vested, in which case such meeting shall be deemed to have been called for such next annual meeting. If such meeting shall not be called by a proper officer of the Corporation within twenty days after actual delivery of a request to the secretary of the Corporation at its principal executive offices, then the holders of record of at least 25% of the outstanding shares of Preferred Stock may designate in writing one of such holders to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Preferred Stock or such Parity Stock so designated shall have, and the Corporation shall provide, access to the lists of holders of Preferred Stock and the holders of such Parity Stock. If no special meeting of the holders of Preferred Stock and the holders of such Parity Stock is called as provided in this Section 6(b)(ii), then such meeting shall be deemed to have been called for the next annual meeting of stockholders of the Corporation or special meeting of the holders of any other Capital Stock of the Corporation.

         (iii) At any meeting held for the purposes of electing directors at which the holders of Preferred Stock (together with the holders of Parity Stock upon which like rights have been conferred and are exercisable) shall have the right, voting together as a separate class, to elect directors as aforesaid, the presence in person or by proxy of the holders of at least a majority in voting power of the outstanding shares of Preferred Stock (and such Parity Stock) shall be required to constitute a quorum thereof.

         (iv) Any vacancy occurring in the office of a director elected by the holders of Preferred Stock (and the holders of Parity Stock upon which like rights have been conferred and are exercisable) may be filled by the remaining director elected by the holders of Preferred Stock

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(and such Parity Stock) naming a director, unless and until such vacancy shall be filled by the holders of Preferred Stock (and such Parity Stock).

         (v) If an event occurs at any time that results in the holders of any Parity Stock having active voting rights to elect directors to the Board of Directors, then holders of Preferred Stock shall, whether or not such event otherwise constitutes a Voting Rights Triggering Event pursuant to Section 6(b)(i), have the voting rights set forth in Section 6(b)(i), and such event shall be deemed (for purposes of this Section 6(b)(v) only) to constitute a Voting Rights Triggering Event. In addition, if during a time in which directors elected by the holders of Preferred Stock pursuant to this Section 6(b) are serving on the Board of Directors ("Previously-Elected Directors") an event occurs that results in holders of Parity Stock having voting rights to elect (voting together with the holders of Preferred Stock) at least two directors to the Board of Directors, the holders of Preferred Stock shall vote together as one class with the holders of such Parity Stock to elect such new directors, and upon the election of the new directors the Previously-Elected Directors shall (unless such Previously-Elected Directors are elected as new directors) cease to serve on the Board of Directors.

     Section 7. Conversion Rights.

         (a) Each share of Preferred Stock shall be convertible at any time at the option of the holder thereof into fully paid and non-assessable shares of Common Stock. The Preferred Stock will be convertible into Common Stock at an initial conversion price of $[ ] per share, adjusted as described below in
Section 8. The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock will be equal to the Liquidation Preference divided by the conversion price then in effect.

         (b) Conversion of shares of Preferred Stock may be effected by any holder upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Transfer Agent, as may be designated by the Board of Directors, of the certificate or certificates for such shares of Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating to the conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of shares of Preferred Stock being converted (or such holder's transferee) shall be entitled, and (ii) if less than the full number of shares of Preferred Stock evidenced by the surrendered

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certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, in each case, in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (c) Shares of Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date.

         (d) In case any shares of Preferred Stock are to be redeemed, the right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the date fixed for redemption, unless the Corporation shall default in the payment of the Redemption Price of those shares.

         (e) In connection with the conversion of any shares of Preferred Stock, no fractions of shares of Common Stock shall be issued. In lieu thereof, the Corporation shall deliver cash in respect of such fractional shares, based on the market price of our Common Stock. For purposes of this Section 7(e), the market price of our Common Stock means the average of the Sale Prices of our Common Stock for the twenty consecutive trading days immediately preceding the conversion date.

         (f) The Corporation shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Preferred Stock a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the conversion of all Outstanding shares of Preferred Stock. Prior to the delivery of any Common Stock that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

     Section 8. Adjustments to the Conversion Price.

         (a) The conversion price shall be subject to adjustment from time to time as follows:

                (i) Stock Splits and Combinations. In case the Corporation shall at any time or from time to time after the issuance date of the shares of Preferred Stock (A) subdivide or split the outstanding shares of Common Stock,
(B) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (C) issue by reclassification of the shares of

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Common Stock any shares of Capital Stock of the Corporation, then, and in each such case, the conversion price in effect immediately prior to that event or the close of business on the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of that event or the record date therefor, whichever is earlier. Notwithstanding the foregoing, this Section 8(a)(i) shall not pertain to stock dividends provided for in Section 8(a)(ii) below, which shall be governed by Section 8(a)(ii).

          (ii) Stock Dividends in Common Stock. In case the Corporation, at any time or from time to time after the issuance date of the shares of Preferred Stock, pays a dividend or makes a distribution in shares of Common Stock on any class of Capital Stock of the Corporation, and the total number of shares of Common Stock constituting such dividend or distribution exceeds 1.0% of the total number of shares of Common Stock outstanding at the close of business on the record date fixed for determination of stockholders entitled to receive the dividend or distribution, the conversion price in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive the dividend or distribution shall be adjusted by multiplying (A) that conversion price by (B) a fraction, the numerator of which is the number of shares of Common Stock outstanding at the close of business on that record date and the denominator of which is the sum of that number of shares and the total number of shares issued in that dividend or distribution.

     In case the total number of shares constituting that dividend or distribution does not exceed 1.0% of the total number of shares of Common
Stock outstanding at the close of business on the record date fixed for that dividend or distribution, the shares of Common Stock shall be considered to be issued as a dividend or distribution at the time of any next succeeding dividend or distribution in which the number of shares of Common Stock issued, together with the number of shares issued in all previous such dividends and distributions for which no adjustment to the conversion price has been made, exceeds 1.0% of the total number of shares of Common Stock outstanding at the close of business on the record date for the first such dividend or distribution.

          (iii) Issuance of Rights or Warrants. In case the Corporation issues to all holders of Common Stock rights or warrants expiring within 45 days of issuance entitling those holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price, the conversion price in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive those rights or warrants shall be adjusted by multiplying (A) that conversion price by (B) a fraction, the numerator of which is the sum of the number of shares of Common Stock outstanding at the close of business on that record date and the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Current Market Price and the denominator of which is the sum of the number of shares of Common Stock outstanding at the close of business on that record

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date and the number of additional shares of Common Stock so offered for subscription or purchase. For purposes of this Section 8(a)(iii), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to subscribe for or purchase the Common Stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount (if any) payable upon conversion of those securities into Common Stock. Such adjustment will be made successively whenever any such event occurs.

          (iv) Distribution of Indebtedness, Securities or Assets. In case the Corporation shall distribute to all holders of Common Stock (whether by dividend or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, shares of Capital Stock of any class or series, other securities or assets (other than (A) Common Stock, (B) rights or warrants referred to in subparagraph (iii) above, (C) a dividend payable exclusively in cash, (D) a dividend payable in shares of Capital Stock or similar equity interests in the case of a Spin-Off, referred to in the succeeding paragraph, and (E) as a result of a Fundamental Change referred to in subparagraph (vi) below), then the conversion price in effect immediately prior to the close of business on the record date fixed for determination of stockholders entitled to receive that distribution shall be adjusted by multiplying (Y) that conversion price by (Z) a fraction, the numerator of which is the Current Market Price of the Common Stock and the denominator of which is the Current Market Price of the Common Stock plus the Fair Market Value of the portion of those evidences of indebtedness, shares of Capital Stock, other securities, cash and assets so distributed applicable to one share of Common Stock. Such adjustment shall be made successively whenever any such event shall occur.

     In case of a Spin-Off, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive the relevant dividend or distribution will be adjusted by multiplying (x) that conversion price by (y) a fraction, the numerator of which is the Current Market Price of the Common Stock and the denominator of which is the Current Market Price of the Common Stock plus the Fair Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed plus the fair market value of any other cash and assets distributed in conjunction with the Spin-Off applicable to one share of Common Stock.

          (v) Extraordinary distribution in cash. In case the Corporation pays a dividend or makes a distribution in cash on the Common Stock, and the amount of cash constituting the dividend or distribution exceeds 15% of the Sale Price of the Common Stock on the day that the Common Stock trades ex-distribution, the conversion price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive the dividend or distribution will be adjusted by multiplying (A) that conversion price by (B) a fraction, the numerator of which is the Current Market Price of the Common Stock and the denominator of which is the Current Market Price of the Common Stock plus the amount per share of such dividend or distribution.

                  (vi) Fundamental Changes. In case any transaction or event (including, without limitation, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged or acquired for or constitute the right to receive stock, other securities, cash, property or assets (each, a "Fundamental Change"), the holder of each share of Preferred Stock Outstanding immediately prior to the occurrence of such Fundamental Change that remains Outstanding after such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of funds legally available) the kind and amount of stock, other securities, cash, property or assets that such holder would have received if that share had been converted immediately prior to the Fundamental Change.

         (b) Anything in Section 8(a) to the contrary notwithstanding, the Corporation shall not be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the conversion price by at least one percent (1%), and when the cumulative net effect of more than one adjustment so determined shall be to change the conversion price by at least 1%, such change in the conversion price shall thereupon be given effect. If, at any time as a result of the provisions of this Section 8, the holders of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

         (c) There shall be no adjustment of the conversion price in case of the issuance of any Capital Stock of the Corporation in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this Section 8. The Corporation shall not be required to make more than one adjustment to the conversion price based on a single event notwithstanding the fact that such event may be covered by more than one subsection of Section 8(a).

         (d) In any case in which this Section 8 requires that an adjustment as a result of any event is to become effective from and after a record date, the Corporation may elect to defer until after the occurrence of that event (i) issuing to the holder of any shares of Preferred Stock converted after that record date and before the occurrence of that event the additional shares of Common Stock issuable upon that conversion over and above the shares issuable on the basis of the conversion price in effect immediately prior to adjustment and
(ii) delivering cash in lieu of a fractional share of Common Stock.

         (e) If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter but before the dividend or distribution to stockholders is made, the Corporation legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the conversion price then in effect shall be required by reason of the taking of record.

     (f) The Corporation's obligations under this Article V(A) are subject to applicable Federal and state securities laws.

  Section 9.  Change of Control Put Right.

     (a) Upon or after the occurrence of a Change of Control, each holder of shares of Preferred Stock shall have the right, as set forth in this Section 9, to require the Corporation to redeem all or any part of such holder's Outstanding shares of Preferred Stock, out of legally available funds, at the Redemption Price. For shares of Preferred Stock to be redeemed as provided in this Section 9, the Corporation must receive, from the holder of such shares, at the office or agency of the Corporation maintained for that purpose a "Notice of Election of Redemption Upon a Change of Control" in a form acceptable to the Corporation three Business Days prior to the Redemption Date, as described in
Section 9(c).

     (b)   Holders of the Preferred Stock will not have the right set forth in
Section 9(a):

               (i) if the Sale Price per share of the Common Stock for any five Trading Days within the period of twenty consecutive Trading Days ending immediately after the later of the Change of Control or the public announcement thereof (in the case of a Change of Control under paragraph (a) of the definition of "Change of Control" in Section 10) or the period of twenty consecutive Trading Days ending immediately before the Change of Control (in the case of a Change of Control under paragraph (b) or (c) of the definition of "Change of Control" in Section 10) shall equal or exceed 105% of the conversion price of the Preferred Stock immediately after the later of the Change of Control and the public announcement thereof; or

               (ii) if at least 95% of the consideration in the Change of Control transaction consists of Capital Stock of a company quoted on the Nasdaq National Market System ("Nasdaq") or traded on a U.S. national securities exchange and having a total market capitalization at least equal to the market capitalization of the Corporation immediately prior to the Change of Control, and as a result of the transaction, the Preferred Stock becomes convertible solely into this Capital Stock.

     (c)   (i) Within 30 days following any Change of Control under paragraph
(a) of the definition of "Change of Control" in Section 10, the Corporation shall mail a notice to each holder with a copy to the Transfer Agent stating:

                  (A) that a Change of Control has occurred and a description of the offer; and

                  (B) the Redemption Date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed.

               (ii) No less than 30 days prior to any Change of Control under paragraph (b) or (c) of the definition of "Change of Control" in Section 10, the Corporation shall mail a notice to each holder with a copy to the Transfer Agent stating:

               (A) that a Change of Control is scheduled to occur, a description of the Change of Control event and the scheduled Redemption Date; and

               (B) that the holder shall have the right to require the Corporation, if the Change of Control actually occurs, to redeem all or a portion of such holder's Outstanding shares of Preferred Stock (pursuant to this Section 9) concurrently with the Change of Control.

     (d) The Corporation shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations to the extent those laws and regulations are applicable to the Corporation in connection with the redemption of Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this Section 9, the Corporation shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 9.

     (e) On the Redemption Date set forth in the notice mailed to holders pursuant to Section 9(c), the Corporation will, to the extent lawful, (i) redeem all shares of Preferred Stock properly tendered, (ii) deposit with the Transfer Agent an amount equal to the Redemption Price of the shares of Preferred Stock so tendered and (iii) deliver or cause to be delivered to the Transfer Agent shares of Preferred Stock so accepted together with an officers' certificate stating the Liquidation Preference of the shares of Preferred Stock being redeemed by the Corporation. The Transfer Agent shall promptly mail or deliver to each holder of shares of Preferred Stock so tendered the applicable payment for those shares of Preferred Stock, and the Transfer Agent shall promptly mail or deliver to each holder certificates representing, or cause to be transferred by book-entry to each holder, new shares of Preferred Stock equal in Liquidation Preference to any unredeemed portion of the shares of Preferred Stock surrendered, if any. The Corporation shall publicly announce the results of its offer on or as soon as practicable after the Redemption Date for the redemption of shares of Preferred Stock in connection with a Change of Control.

     (f) The Corporation shall not be required to redeem any shares of Preferred Stock upon the occurrence of a Change of Control if a third party makes an offer to purchase the Preferred Stock in the manner, for the amount, at the times and otherwise in compliance with the requirements described in this Section 9 and purchases all shares of Preferred Stock validly tendered and not withdrawn.

     (g) The right of the holders of shares of Preferred Stock described in this
Section 9 will be subject to the Corporation's obligation to repay or repurchase all of its debt obligations or Preferred Stock required to be repurchased or repaid in connection with a transaction or event that constitutes a Change of Control and to Iowa law and any contractual restrictions contained in the Corporation's indebtedness. When the Corporation shall have satisfied these obligations or these obligations are no longer applicable to the Corporation and, subject to the legal availability of funds for this purpose, the Corporation shall then redeem all shares of Preferred Stock tendered for purchase by the Corporation upon a Change of Control pursuant to this Section 9.

     Section 10. Certain Definitions. As used in this Article V(A), the following terms shall have the following meanings, unless the context otherwise requires:

     "Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended from time to time.

     "Business Day" means any day other than a Saturday, Sunday, or U.S. Federal holiday or day on which the Transfer Agent is not open for business.

     "Capital Stock" of any person means any and all shares, interests, participating or other equivalents however designated of corporate stock or other equity participating, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Change of Control" means, with respect to the Corporation, the occurrence of any of the following:

         (a) if any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934 or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Corporation; or

         (b) if the Corporation consolidates or merges with or into any other person, other than a consolidation or merger under a transaction in which the outstanding Voting Stock of the Corporation remains outstanding or is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the Corporation's outstanding Voting Stock immediately before that transaction, beneficially own, directly or indirectly, more than 50% of the Voting Stock, measured by voting power rather than number of shares, of the surviving corporation immediately following that transaction; or

         (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its Subsidiaries considered as a whole.

     "Common Stock" means the shares of common stock, par value $3.33 1/3 per share, of the Corporation.

     "Conversion Agent" has the meaning set forth in Section 12(a)(ii).

     "Current Market Price" of the Common Stock means (a) in the case of Section 8(a)(iii), the average of the Sale Prices of the Common Stock for the twenty consecutive Trading Days immediately preceding the record date fixed for determination of stockholders entitled to receive rights or warrants, (b) in the case of Section 8(a)(iv), the average of the Sale Prices of the Common Stock for the first twenty consecutive Trading Days from, and including, the first day that the Common Stock trades following a dividend, distribution or spin-off and
(c) in the case of Section 8(a)(v), the average of the Sale Prices of Common Stock for the period of twenty consecutive Trading Days from, and including, the first day that the Common Stock trades ex-distribution.

     "Dividend Payment Date" has the meaning set forth in Section 3(a).

     "Dividend Payment Record Date" has the meaning set forth in Section 3(a).

     "Dividend Period" for any Dividend Payment Date means the period from and including the immediately preceding Dividend Payment Date (or if there is no
immediately preceding Dividend Payment Date, from and including [              ]
to but excluding such Dividend Payment Date.

     "Fair Market Value" means (i) in the case of a distribution referred to in the first paragraph of Section 8(a)(iv), the value determined by the Board of Directors, whose determination in good faith shall be conclusive, and (ii) in the case of securities to be distributed to the holders of the Common Stock in connection with a Spin-Off, the average of the Sale Prices of those securities over the first twenty Trading Days after the effective date of the Spin-Off.

     "Fundamental Change" has the meaning set forth in Section 8(a)(vi).

     "Junior Stock" means the Corporation's Common Stock and each class or series of the Corporation's Capital Stock the terms of which provide that such class or series will rank junior to the Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up or dissolution. Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

     "Liquidation Preference" means $25 per share of the Preferred Stock.

     "Nasdaq" has the meaning set forth in Section 9(b)(ii).

     "Notice" means, unless otherwise required by applicable law, actual written notice to the stockholder of record and publication at least once in one daily newspaper of general circulation in New York City. Actual written notice shall be deemed to be delivered on the third day following the deposit of a written Notice in the United States mail or the date such written Notice is actually received by the addressee, whichever shall occur first.

     "Outstanding" means, when used with respect to Preferred Stock, as of the date of determination, all shares of Preferred Stock issued pursuant to this
Article V(A), except (a) Preferred Stock that has been converted into Common Stock in accordance with Section 7 and Preferred Stock that has been canceled by the Registrar or delivered to the Registrar for cancellation upon purchase or other acquisition thereof by the Corporation; and (b) Preferred Stock for whose payment or redemption money in the necessary amount has been deposited with the Registrar or any Paying Agent (other than the Corporation) in trust or set aside and segregated in trust by the Corporation (if the Corporation shall act as its own Paying Agent) for the holders of such Preferred Stock; provided that, if such Preferred Stock is to be redeemed, Notice of such redemption has been duly given pursuant to this Article V(A) or provision therefor satisfactory to the Registrar has been made; provided, however, that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Corporation shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

     "Parity Stock" means each class or series of the Corporation's Capital Stock the terms of which provide that such class or series will rank on a parity with the Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up or dissolution. Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

     "Paying Agent" has the meaning set forth in Section 12(a)(i).

     "Redemption Date" shall mean (a) in the case of a redemption pursuant to
Section 5(b) and Section 9(a), the date fixed for redemption (provided that, in the event of a redemption triggered by an event described in paragraph (b) or
(c) of the definition of "Change of Control," the Redemption Date shall be the date of the Change of Control), and (b) in the case of a redemption pursuant to
Section 5(a), [        ].

     "Redemption Notice" means notice provided by or on behalf of the Corporation to the holders.

     "Redemption Price" means, per share of Preferred Stock, the Liquidation Preference thereof, plus an amount equal to accrued and unpaid dividends to, but excluding, the Redemption Date, plus, (a) in the case of a redemption on or
after [        ], 2005 but before [        ], 2006, an amount equal to 3.0% of
the Liquidation Preference, and (b) in the case of a redemption on or after [
      ], 2006, but before [        ], 2007, an amount equal to 1.5% of the
Liquidation Preference.

     "Registrar" means any registrar and transfer agent duly appointed by the Corporation.

     "Sale Price" of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day as reported by Nasdaq, or, if the Common Stock is listed on a United States national or regional securities exchange, in composite transactions for the principal United States securities exchange on which the Common Stock is traded.

     "Senior Stock" means each class or series of the Corporation's Capital Stock the terms of which provide that such class or series will rank senior to the Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up or dissolution. Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

     "Spin-Off" means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, which are traded on a United States national securities exchange or quoted on Nasdaq, of or relating to a Subsidiary or other business unit of the Corporation.

     "Subsidiary" means, with respect to any person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

     "Trading Day" means each day on which the quotation system or securities exchange which is used to determine the Sale Price is open for quotation or trading.

     "Transfer Agent" means Computershare Investor Services LLC, as the Corporation's initial transfer agent, and thereafter, any successor transfer agent duly appointed by the Corporation.

     "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     Section 11. Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to "$" or "dollars" refer to U.S. currency.

     Section 12. Paying Agent and Conversion Agent.

     (a) The Corporation shall maintain in the City of Cedar Rapids, State of Iowa (i) an office or agency where payments may be made with respect to the Preferred Stock (the "Paying Agent") and (ii) an office or agency where Preferred Stock may be presented for conversion (the "Conversion Agent"). The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term "Paying Agent" includes any additional paying agent, and the term "Conversion Agent" includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its affiliates may act as Paying Agent, Registrar, co-Registrar or Conversion Agent.

     (b) Neither the Corporation nor the Registrar shall be required (i) to issue or register the transfer of or exchange any Preferred Stock during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Preferred Stock under Section 5 and ending at the close of business on the day of such mailing or (ii) to register the transfer of or exchange any Preferred Stock so selected for redemption in whole or in part, except the unredeemed portion of any Preferred Stock being redeemed in part.

     (c) Payments made with respect to the Preferred Stock shall be payable at the office or agency of the Corporation maintained for such purpose in the City of Cedar Rapids and at any other office or agency maintained by the Corporation for such purpose. Payments may be payable by United States dollar check mailed to the address of the person entitled thereto as such address shall appear in the Preferred Stock register.

     (d) Any payment, redemption or conversion with respect to the Preferred Stock due on any day that is not a Business Day need not be made on such Business Day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

     Section 13. Headings. The headings of the Sections of this Article V(A) are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.


         III. This Amendment was duly adopted by the Board of Directors on the _______ day of ___________________, 2002.


         Dated this _______ day of ____________________, 2002.



                                              __________________________________
                                              JOHN A. RIFE, President